Exhibit 99.1

ARBINET ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

Announces Plans to Relocate Corporate Headquarters to Herndon, Virginia

NEW BRUNSWICK, N.J., November 5, 2009 - Arbinet Corporation (NasdaqGM: ARBX), a leading provider of innovative voice and IP solutions for buying and selling telecommunications capacity, today reported financial results for the third quarter ended September 30, 2009.

Third quarter 2009 fee revenues were $8.1 million, a 7% decrease from the second quarter 2009 and a 31% decrease from the third quarter 2008.  A total of 2.5 billion minutes were bought and sold on Arbinet’s platform in the third quarter 2009, compared with 3.1 billion minutes in the third quarter 2008.  Arbinet completed 280 million calls during the third quarter 2009, compared with 401 million calls in the third quarter 2008.  The average call duration of calls completed during the third quarter 2009 was 4.5 minutes per call, compared with 3.9 minutes per call in the third quarter 2008.

The Company’s net loss from continuing operations in the third quarter 2009 was ($3.7) million, or ($0.17) per diluted share, compared with net loss from continuing operations of ($4.1) million, or ($0.18) per diluted share in the third quarter 2008.  Third quarter 2009 results include a non-cash foreign currency transaction loss of $685,000.

In commenting on the Company’s third quarter results, Shawn O’Donnell, President and Chief Executive Officer of Arbinet stated, “Over the past year, our focus has been on right-sizing our cost structure, focusing on our international long distance business, expanding our product offerings to leverage our core competencies, and enhancing the quality of the exchange.  We are pleased that we continue to maintain high call quality as measured by average call duration.  We have also substantially completed the restructuring of our sales force and continue to focus on training the sales force as we roll out new services.  We are encouraged by the response received from our customers on our exciting new product offerings, and we will continue to evaluate and develop new services in the coming quarters.

“Despite the ongoing challenging market conditions and the traditional weakness of the third quarter for our industry, we are confident that the decisions we have made and the actions we are taking will position Arbinet for success as the global economy improves and will create long term value for our shareholders.”

As part of its cost savings initiatives, Arbinet also announced plans to relocate its corporate headquarters to an existing operations center in Herndon, Virginia where 52 of its employees are already located.   The transition of the 17 employees and the closing of the New Jersey facility is expected to be completed in the fourth quarter of this year.  An additional 22 sales and sales support employees have already been moved from the headquarters site to New York City.

Quarterly Conference Call
Arbinet will host a conference call to discuss its third quarter 2009 results at 10:00 A.M. Eastern Time today.

The dial-in number for the live audio call beginning at 10:00 A.M. Eastern Time is 888-562-3654, or 973- 582-2703 for international callers; the passcode is 38913268.  A live web cast of the conference call will be available on Arbinet’s web site at http://www.arbinet.com.

A replay of the call will be available from 1:00 P.M. Eastern Time on November 5, 2009 through midnight Eastern Time on November 12, 2009 at http://www.arbinet.com and by telephone at 800-642-1687, or 706- 645-9291 for international callers; the passcode is 38913268.

About Arbinet Corporation
Arbinet is a leading provider of international voice and IP solutions to carriers and service providers globally. With more than 1100 carriers across the world utilizing the Arbinet network, Arbinet combines global scale with sophisticated platform intelligence, call routing and industry leading credit management and settlement capabilities. Customers and suppliers include many leading fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs and content providers around the world who buy and sell voice and IP telecommunications capacity and content. The Company can be reached at its corporate headquarters in New Brunswick, NJ at +1.732.509.9100 or by email at sales@arbinet.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements, and future operating results.  Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: “believes,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” or “anticipates,” “confident,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.  Various important risks and uncertainties may cause our actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services; continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our new wholesale offerings; pricing pressure; investment in our management team and investments in our personnel; disruption or uncertainty resulting from recent changes in senior management; regulatory uncertainty; system failures, human error and security breaches that could cause us to lose members and expose us to liability; our ability to obtain and enforce patent protection for our methods and technologies; losses in efficiency due to cost cutting and restructuring initiatives; decreased trading volumes due to our efforts to increase call quality on our exchange; and economic conditions and volatility of financial markets, decreased availability of credit to us or buyers on our exchange, and the impact they may have on us and our members.  For a further list and description of the risks and uncertainties we face, please refer to Part I, Item 1A of the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2009, and other filings that have been filed with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Gary Brandt
Arbinet Corporation
732-509-9100

Andrea Priest / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

ARBINET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009

Trading revenues	$94,956	$75,862	$330,400	$231,019
Fee revenues	11,702	8,080	38,003	26,001
Total revenues	106,658	83,942	368,403	257,020

Cost of trading revenues	95,112	75,810	330,696	231,170
Indirect cost of trading and fee revenues	4,840	4,355	15,258	13,843
Total cost of trading and fee revenues	99,952	80,165	345,954	245,013

Gross Profit	6,706	3,777	22,449	12,007
Cost and expenses:
Sales and marketing	2,409	1,997	8,200	5,659
General and administrative	2,162	2,476	8,292	7,513
Depreciation and amortization	1,921	1,788	5,637	5,400
Severance charges	1,277	361	1,277	361
Impairment charges	476	-	476	-
Total operating expenses	8,245	6,622	23,882	18,933
Loss from operations	(1,539)	(2,845)	(1,433)	(6,926)
Interest income	181	20	823	107
Interest expense	(134)	(197)	(443)	(520)
Foreign currency transaction (loss) gain	(2,372)	(685)	(2,360)	2,081
Other income (expense), net	94	66	178	237
Loss from continuing operations before income taxes	(3,770)	(3,641)	(3,235)	(5,021)
Provision for income taxes	331	59	511	197
Loss from continuing operations	(4,101)	(3,700)	(3,746)	(5,218)
Discontinued operations:
Loss from discontinued operations	(673)	-	(2,129)	-
Net loss	$(4,774)	$(3,700)	$(5,875)	$(5,218)
Basic net loss per share:
Continuing operations	$(0.18)	$(0.17)	$(0.15)	$(0.24)
Discontinued operations	(0.03)	-	(0.09)	-
Net loss	$(0.21)	$(0.17)	$(0.24)	$(0.24)
Diluted net loss per share:
Continuing operations	$(0.18)	$(0.17)	$(0.15)	$(0.24)
Discontinued operations	(0.03)	-	(0.09)	-
Net loss	$(0.21)	$(0.17)	$(0.24)	$(0.24)
Dividends declared per common share	$-	$-	$0.40	$-
Weighted average shares used in computing basic net loss per share	23,067,698	21,650,782	24,314,886	21,775,704
Weighted average shares used in computing diluted net loss per share	23,067,698	21,650,782	24,314,886	21,775,704
Other comprehensive income:
Net loss	$(4,774)	$(3,700)	$(5,875)	$(5,218)
Cumulative unrealized gain (loss) in available-for-sale securities	(52)	-	(60)	(2)
Foreign currency translation adjustment	1,274	462	1,275	(1,340)
Comprehensive loss	$(3,552)	$(3,238)	$(4,660)	$(6,560)

ARBINET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)
(Unaudited)

	December 31,	September 30,
	2008	2009

ASSETS
Current Assets:
Cash and cash equivalents	$16,224	$18,345
Marketable securities	7,926	6,264
Trade accounts receivable (net of allowance of $2,071 and $2,546)	28,176	19,920
Prepaids and other current assets	3,476	1,777
Total current assets	55,802	46,306
Property and equipment, net	20,868	18,471
Security deposits	2,130	1,678
Intangible assets, net	163	155
Other assets	395	323
Total Assets	$79,358	$66,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Due to Silicon Valley Bank	$371	$965
Accounts payable	12,924	8,258
Deferred revenue	2,770	1,680
Accrued and other current liabilities	7,552	6,744
Current liabilities of discontinued operations	473	100
Total current liabilities	24,090	17,747
Long-term debt	3,600	3,600
Deferred rent	1,862	2,004
Other long-term liabilities	61	65
Total liabilities	29,613	23,416
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock, 5,000,000 shares authorized	—	—
Common Stock, $0.001 par value, 60,000,000 shares authorized, 26,538,245 and 26,699,413 shares issued and outstanding	27	27
Additional paid-in-capital	173,867	175,423
Treasury stock, 3,988,819 and 4,697,553 shares	(15,852)	(17,076)
Accumulated other comprehensive income	3,576	2,234
Accumulated deficit	(111,873)	(117,091)
Total Stockholders’ Equity	49,745	43,517
Total Liabilities and Stockholders’ Equity	$79,358	$66,933